Exhibit 99.1

Aditxt to Establish State-of-the-Art Immune Monitoring Center in Richmond, VA

AditxtScore™ Center is the first of a planned immune monitoring network and will initially monitor
COVID-19 immunity status;

New facility expects to target more than 300 jobs over three years to the area

Mountain View, CA and Richmond, VA – May 3, 2021— Aditxt (Aditx Therapeutics, Inc.) (Nasdaq: ADTX), a biotech innovation company focused on improving the health of the immune system, today announced plans to build a high-capacity AditxtScore™ Center in Richmond, VA in the second half of 2021. Aditxt is targeting a capital investment of $31.5 million over three years to scale up its state-of-the-art immune monitoring center, including projected new jobs, laboratory equipment, and construction. The announcement was made at a joint press conference with Governor Ralph Northam, Richmond Mayor Levar Stoney and other local business executives and political officials.

The new immune monitoring center is being developed to increase processing capacity for the company’s flagship AditxtScore™, a pioneering new approach to immune health monitoring that provides a comprehensive profile of the immune system. By assessing an individual’s immune biomarkers, AditxtScore™ will be able to measure indications of immunity to specific disease. AditxtScore™ applications include the recently commercialized AditxtScore™ for COVID-19, developed for use in detecting antibodies and neutralizing antibodies against SARS-CoV-2 antigens. Other applications under development include, among others, predicting dynamic monitoring of the immune system in infectious and autoimmune diseases, organ transplantation, and allergy.

Amro Albanna, co-founder and CEO of Aditxt, commented, “Richmond is an ideal location for our first high-capacity AditxtScore Center given its skilled workforce, location, and infrastructure. As we begin rolling out the AditxtScore platform and applications for immune monitoring, the establishment of an AditxtScore Immune Monitoring Network is vital to realizing our full vision for AditxtScore, which is to transform how we monitor the immune system from reactive testing to proactive monitoring. We look forward to working with the community to complete this important step in the execution of Aditxt’s strategic plan, and we are grateful to the Commonwealth of Virginia, Governor Northam, his team, and all involved for their support and welcoming reception.”

Aditxt expects to create more than 300 new jobs over the next three years to increase AditxtScore™ processing capacity up to a projected 10 million reports annually in efforts to provide more access to individuals to monitor and understand their immune profiles. The company will occupy 25,000 square feet of BioTech 8 in the Virginia Bio+Tech Park, a campus of Activation Capital, with plans for future expansion.

“The Richmond region has emerged as a hub for cutting-edge biotech companies, and this thriving industry will be bolstered by the addition of Aditxt’s Immune Monitoring Center,” said Governor Northam. “The Virginia Bio+Tech Park is an ideal location for the company to continue its groundbreaking work to improve the health of our communities and help us better understand our own immune systems—something that has become extremely important over the past year. We are honored to welcome Aditxt to the Commonwealth, and we thank the company for creating more than 300 well-paid jobs for the people of Virginia.”

Support for Aditxt’s job creation will be provided through the Virginia Talent Accelerator Program, a workforce initiative created by VEDP in collaboration with the Virginia Community College System and other higher education partners, with funding support from the Northam Administration and the Virginia General Assembly. Launched in 2019, the program accelerates new facility start-ups through the direct delivery of recruitment and training services that are fully customized to a company’s unique products, processes, equipment, standards, and culture. All program services are provided at no cost to qualified new and expanding companies as an incentive for job creation.

About Aditx Therapeutics

Aditxt is developing technologies specifically focused on improving the health of the immune system through immune monitoring and reprogramming. The immune monitoring technology is designed to provide a personalized comprehensive profile of the immune system. The immune reprogramming technology is currently at the pre-clinical stage and is designed to retrain the immune system to induce tolerance with an objective of addressing rejection of transplanted organs, autoimmune diseases, and allergies. For more information, please visit: www.aditxt.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s ongoing and planned product and business development; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section titled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s other filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media and Investor Relations Contact:

Sunny Uberoi

Chief Communications Officer

Aditxt

917-747-2018

ir@aditxt.com

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